EXHIBIT 99.1

ADTRAN, INC.

REPORTS FOURTH QUARTER 2003 RESULTS and DECLARES INCREASED QUARTERLY CASH DIVIDEND

HUNTSVILLE, Ala.—(BUSINESS WIRE)—Jan. 20, 2004—ADTRAN, Inc. (NASDAQ:ADTN-News) reported results for the fourth quarter and year ended December 31, 2003. Sales increased 29% to $113,815,000 for the quarter compared to $88,419,000 for the fourth quarter of 2002, and increased 15% to $396,676,000 for the year compared to $345,725,000 for 2002.

Net income increased 77% to $21,432,000 for the quarter compared to $12,110,000 for the fourth quarter of 2002. Earnings per share, assuming dilution, were $0.26 for the quarter compared to $0.16 for the fourth quarter of 2002.

Net income increased 148% to $61,515,000 for the year compared to $24,776,000 for 2002. Earnings per share, assuming dilution, were $0.76 for the year compared to $0.32 for 2002. Pro-forma income was $32,714,000 for the year 2002. Pro-forma earnings per share, assuming dilution, were $0.43 for the year 2002. Pro-forma income and pro-forma earnings per share exclude the effect of impairment charges primarily related to other than temporary declines in the fair value of marketable equity securities and write-downs of private securities. These charges were incurred in the second and third quarters of 2002. A reconciliation of pro-forma income and pro-forma earnings per share to net income and earnings per share is included in the Condensed Statements of Income attached to this release.

Gross margin improved to 58.2% for the quarter compared to 54.8% in the fourth quarter of 2002. The increase in gross margin is the result of continuing improvements in manufacturing efficiencies, product cost reductions, and an increase in revenue from the Enterprise Networks Division.

Operating expenses for the quarter increased $3.1 million from the fourth quarter of 2002. The increase in operating expenses relates primarily to sales and marketing expenses associated with the increase in revenue and increased expenditures for research and development activities.

Net cash provided by operating activities totaled $36 million for the fourth quarter and $85 million for the year. Cash and marketable securities, net of debt, totaled $326 million at year-end.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “The results speak clearly to the value of our strategies and efforts. During 2003, we returned to revenue growth as we escalated our positions in new, significantly larger markets, in addition to solidifying our leadership positions within our traditional markets. With the additional positive effect of an improving enterprise spending environment, this is an excellent base to build on as we continue to leverage our operating model and assets to significantly expand our business.”

The Company also announced that its Board of Directors declared its third quarterly cash dividend. The quarterly cash dividend is $0.08 per common share to be paid to holders of record at the close of business on February 3, 2004. The ex-dividend date is January 30, 2004 and the payment date is February 17, 2004. Mark Smith stated, “Our quarterly cash dividend to shareholders is a reflection of our continuing confidence in our abilities to increase earnings and generate surplus cash.”

The Company also confirmed that its fourth quarter conference call will be held Wednesday, January 21 at 9:30 a.m. Central Time. Guidance for the first quarter and year 2004 will be issued during this conference call. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at or http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.comfor at least 12 months following the call.

ADTRAN, Inc. is an established supplier of advanced transmission products that provide users access to today’s expansive telecommunications networks. Widely deployed in carrier, enterprise and global networks worldwide, ADTRAN products support all major digital access technologies. ADTRAN equipment is widely deployed by major Incumbent Local Exchange Carriers, Inter-exchange Carriers, ISPs, Competitive Service Providers, international service providers, public and private enterprises, and original equipment manufacturers.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2002. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

December 31, 2003

Unaudited

(Dollars in thousands)

December 31, 2003
Assets
Cash and cash equivalents	$125,167
Short-term investments	$18,770
Accounts receivable (net)	$52,384
Other receivables	$6,989
Income tax receivables	$11,586
Inventory (net)	$39,975
Prepaid expenses and other current assets	$5,508

Total current assets	$260,379

Equipment (net)	$28,106
Land	$4,263
Bldg. & land improvements (net)	$65,297
Other assets	$493
Deferred tax assets	$1,628
Long-term investments	$233,734

Total assets	$593,900

Liabilities and stockholders’ equity
Accounts payable	$28,030
Accrued wages and benefits	$6,721
Accrued liabilities	$5,558

Total current liabilities	$40,309

Deferred tax liabilities	$8,882
Other non-current liabilities	$888
Long term debt	$50,000

Total long term liabilities	$59,770

Total liabilities	$100,079

Stockholders’ equity	$493,821

Total liabilities and stockholders’ equity	$593,900

Condensed Statements of Income

For the periods ending 12/31/03 and 12/31/02

(Dollars in thousands, except per share data)

	Fourth Quarter	Fourth Quarter
	2003	2002
Sales	$113,815	$88,419
Cost of sales	47,511	39,990

Gross profit	66,304	48,429

Selling, general and administrative expenses	22,109	20,463
Research and development expenses	15,246	13,815

Profit from operations	28,949	14,151

Interest expense	(583)	(611)
Net realized investment gain(loss)	0	0
Other income (primarily interest)	1,949	2,485

Income before provision for income taxes,	30,315	16,025

Provision for income taxes	(8,883)	(3,915)

Net income	$21,432	$12,110

Weighted average shares outstanding:
Basic	79,054	74,572
Diluted (1)	82,588	76,024

Earnings per share
Basic	$0.27	$0.16
Diluted (1)	$0.26	$0.16

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method

Condensed Statements of Income

For the periods ending 12/31/03 and 12/31/02

(Dollars in thousands, except per share data)

	Year Ended 2003	Year Ended 2002
Sales	$396,676	$345,725
Cost of sales	174,681	170,789

Gross profit	221,995	174,936
Selling, general and administrative expenses	83,231	81,116
Research and development expenses	58,144	56,295

Profit from operations	80,620	37,525
Interest expense	(2,535)	(2,572)
Net realized investment gain(loss)	226	5
Other income (primarily interest)	10,519	9,246

Income before provision for income taxes, Excluding item detailed below	88,830	44,204
Provision for income taxes	(27,315)	(11,490)

Income, excluding investment impairment charge, net of tax	61,515	32,714
Investment impairment charge, net (1)	0	(7,938)

Net income	$61,515	$24,776

Weighted average shares outstanding:
Basic	76,942	76,090
Diluted (2)	80,739	76,443
Earnings per share
Basic	$0.80	$0.33
Diluted (2)	$0.76	$0.32

Reconciliation of 2002 diluted earnings per share, excluding realized investment impairment charge, net of tax (2)

GAAP diluted earnings per share	$0.32
Investment impairment charge, net of tax	$0.11

Pro-forma diluted earnings per share	$0.43

(1)	Amount is comprised of other-than-temporary declines in the fair value of marketable equity securities and write-downs of private securities.

Investment impairment charge before tax	($12,027)
Income tax effect (using statutory rate)	$4,089

Investment impairment charge, net of tax	($7,938)

(2)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

For 2002, management believes a pro-forma presentation provides investors with additional insight into the Company’s financial results. The pro-forma presentation segregates the financial effect of impairment charges of marketable equity securities and write-downs of private securities from transactional based investment activity, reflected in net realized investment gain (loss), during the reporting period.

CONTACT:

Jim Matthews

Senior Vice President – Finance

Chief Financial Officer

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220